AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC

SUPPLEMENT NO. 1, DATED MAY 1, 2012,

TO THE PROSPECTUS, DATED APIL 27, 2012

Monthly Pricing Supplement

(unaudited)

On May 1, 2012, our net asset value (“NAV”) per institutional share is $9.106 and our NAV per retail share is $9.149.

The following sets forth the calculation of NAV for each of the institutional shares and retail shares:

Net Asset Value as of April 2, 2012:	$2,371,495.33

Net Assets as of May 1, 2012:
Real Estate Properties, at Fair Value	$23,270,127.96
Non-Real Estate Assets (1)
Cash and Cash Equivalents	3,613,754.63
Accrued Rental Income	25,832.01
Prepaid Organizational and Other Costs	3,574,322.45
Total Net Assets	30,484,037.05
Liabilities
Financing	21,365,088.38
Other Liabilities (1)	2,724,634.87
Total liabilities	24,089,723.25
Net Asset Value	$6,394,313.80

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(1)	As described in “Valuation Policies” in our Prospectus, the Company estimates operating income and certain expenses and adds, or deducts, the daily accrual of such estimated expenses in determining Net Asset Value. Any operating income or such expense items that exceed the amount of such estimates will be adjusted monthly on a going forward basis.

The Real Estate Properties have initially been valued at cost. After such initial valuations, the value of the Real Estate Properties will be determined taking into consideration the valuations performed by Duff & Phelps, LLC, an independent valuation firm retained by us, which will be performed on each property at least one calender quarter after its acquisition.

Monthly Adjustment and Calculation of NAV
Institutional Shares
NAV
Net Asset Value for Institutional shares as of April 2, 2012:	$38,055.74 ($9.013)
Share Purchases and Redemptions for the month of May 2012:
Share Purchases	3,859,000.00
Share Redemptions	-
Activity for the month of May 2012: (2)
Accrual of Portfolio Revenue	78,505.68
Accrual of Asset Management Fee	-
Accrual of Other Expenses (3)	(107,671.93)
Accrual of Organizational and Offering Expenses	(1,304.48)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and Liabilities subsequent to April 2, 2012	69,376.33
Ending NAV on May 1, 2012 (per institutional share)	$3,935,961.34 ($9.106)
Retail Shares
NAV
Net Asset Value for Retail shares as of April 2, 2012:	$2,333,439.59 ($9.055)
Share Purchases and Redemptions for the month of May 2012:
Share Purchases	100,390.58
Share Redemptions	-
Activity for the month of May 2012: (2)
Accrual of Portfolio Revenue	65,779.09
Accrual of Asset Management Fee	-
Accrual of Other Expenses (3)	(82,821.91)
Accrual of Organizational and Offering Expenses	(1,033.52)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and Liabilities subsequent to April 2, 2012	42,598.63
Ending NAV on May 1, 2012 (per retail share)	$2,458,352.46 ($9.149)

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(2)	The beginning NAV and the monthly activity for April 2012 have been allocated between the institutional shares and the retail shares in proportion to the NAV of the institutional shares and the retail shares on the corresponding NAV date.

(3)	Other Expenses, consist of all of our operating and administrative expenses, other than asset management fees and organizational and offering expenses.

The NAV per share for a particular day can be found on our website at www.arcdailynav.com or by calling our toll-free, automated telephone line at 1-866-532-4743.

Below is the NAV per share for each of the institutional shares and the retail shares for each day subsequent to our last pricing supplement.

Date	NAV per institutional share	NAV per retail share
April 3, 2012	$9.014	$9.056
April 4, 2012	$9.014	$9.056
April 5, 2012	$9.015	$9.057
April 9, 2012	$9.015	$9.058
April 10, 2012	$9.015	$9.058
April 11, 2012	$9.015	$9.058
April 12, 2012	$9.015	$9.058
April 13, 2012	$9.015	$9.058
April 16, 2012	$9.015	$9.058
April 17, 2012	$9.105	$9.149
April 18, 2012	$9.105	$9.149
April 19, 2012	$9.105	$9.149
April 20, 2012	$9.105	$9.149
April 23, 2012	$9.105	$9.149
April 24, 2012	$9.105	$9.149
April 25, 2012	$9.105	$9.149
April 26, 2012	$9.105	$9.149
April 27, 2012	$9.105	$9.149
April 30, 2012	$9.106	$9.149
May 1, 2012	$9.106	$9.149